Exhibit 99	NEWS RELEASE

The Progressive Corporation	Investor Contact:	Media Contact:
6300 Wilson Mills Road	Matt Downing	Brian Grace
Mayfield Village, Ohio 44143	(440) 395-4222	(440) 395-6811
http://www.progressive.com

Progressive to acquire controlling interest in American Strategic Insurance parent company ARX
Transaction supports Progressive’s strategy to service more customers who bundle home and auto insurance

MAYFIELD VILLAGE, OHIO - December 16, 2014 - The Progressive Corporation (NYSE:PGR) announced today that it has agreed to acquire a controlling position in ARX Holding Corp., the parent company of American Strategic Insurance (ASI) and its affiliates, for approximately $875 million in cash. The shares will be purchased primarily from non-management shareholders and will bring Progressive’s interest in the company to approximately 67%, up from the 5% interest it’s held since 2012. ASI will continue to operate as a separate company under its current management team. The transaction is expected to close by April 1, 2015, subject to closing conditions. Additionally, Progressive expects to purchase the remaining shares of the company over the next six years.
“This is a great opportunity for ASI, as our intention has long been to become the Progressive of home insurance,” said John Auer, CEO of ASI. “We’ve been working with Progressive for years and have achieved a great deal together. Now, this transaction will enhance our ability to design and distribute a product offering that will advance both companies and attract a market segment of bundled customers that remains underpenetrated by us both. It also creates a predictable and stable long-term outlook for ASI.”
“Progressive is committed to becoming the insurance destination brand for consumers,” said Progressive CEO Glenn Renwick. “As such, we need the reliable availability of many more products than we intend to manufacture. ASI provides a significant array of the most important products beyond auto. Together we can make our products an even more attractive bundle for consumers and agents.
“I can’t think of a situation where the cultural fit could be any better,” continued Renwick. “The business accomplishments and management team of ASI in the homeowners market are simply outstanding. With this move, we are taking an important step to ensure the sustainability of our ‘Destination’ business strategy, which will still continue to invite and attract participation of other quality providers of products our consumers will want and need. This is also a significant investment in the products that our independent agents are asking for.
“We increased our economic interest for two simple reasons: the strategic fit with our direction as a company, and our unqualified respect for ASI’s current operations and management,” Renwick said. “ASI has achieved double-digit growth in both premiums and return on equity over the last five years, and has been consistently profitable since its inception in 1997. It also has great potential for significant geographic expansion. Any changes we contemplate with ASI’s management team will be focused on increased product design integration and improvements to promote the bundled growth of our respective products.”

($ in millions) (unaudited)	ARX Selected Financial Information
	Direct Premiums Written	Net Premiums Written	Net Premiums Earned	GAAP Combined Ratio	Comprehensive Income
2010	$622	$369	$323	73.2	$73
2011	725	410	380	93.0	50
2012	873	532	466	88.7	59
2013	1,023	671	602	74.8	95
YTD 2014 (through 9/30)	875	554	536	86.5	75

Conference Call
Progressive will host a one-hour conference call on Thursday, December 18, 2014, beginning at 9:00 a.m. Eastern Time to discuss the transaction and respond to investor questions.

Simultaneous broadcasts of the conference call will be provided by phone and online. To participate in the call, please dial the following:
Toll free number: 888-628-9521
Toll number: 415-228-4974
Passcode: PROG12
Leader: Matt Downing
To access the webcast, visit Progressive’s website at http://investors.progressive.com/phoenix.zhtml?c=81824&p=irol-calendar the morning of the call. The webcast will be in a listen-only format and, therefore, participants will not be able to submit questions.
The webcast is also being distributed through the Thomson Reuters StreetEvents Network to institutional investors. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Replays of the conference call, both through the webcast and by phone, will be available approximately one hour after the call concludes. The archived webcast will be accessible on Progressive’s website at http://investors.progressive.com/phoenix.zhtml?c=81824&p=irol-calendarPast and will remain available until December 21, 2015. The phone replay will be available by calling 1-888-325-4186 and will remain available until January 2, 2015.

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever and however it’s most convenient-online at progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive also offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, as well as home insurance through select carriers. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot® and Service Centers.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.

About ASI
ASI, one of the top 20 largest homeowners carriers in the United States, specializes in personal and commercial property insurance, personal umbrella insurance, and primary and excess flood insurance.
The group, which is rated A (Excellent) by A.M. Best, is headquartered in St. Petersburg and offers career opportunities across the nation.
ASI offers coverage in 26 states plus the District of Columbia and plans to add up to ten states in 2015. The company currently writes more than $1 billion of premium and maintains over $550 million in surplus.
ASI has been named one of Florida’s Best Companies To Work For by Florida Trend magazine and holds the No. 1 spot in the Tampa Bay Times’ Top Workplaces list. For more information about ASI and its career opportunities, visit www.americanstrategic.com.
Progressive has over 26,000 employees in 50 states and the District of Columbia. ASI has approximately 450 employees, primarily at the company’s St. Petersburg, Florida headquarters.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation: uncertainties whether the parties will be able satisfy the closing conditions required under the definitive agreement, including, without limitation, the ability to obtain required regulatory approvals, Progressive’s satisfaction with its due diligence review, obtaining certain waivers, consents and other agreements from non-selling ARX shareholders, and the ability of Progressive and the other shareholders who will continue to own shares in ARX after the closing to agree on the terms of a revised shareholders’ agreement; uncertainties related to the ability of Progressive and ASI to develop and market products, and to bundle products, that will be successful in the marketplace; uncertainties related to estimates, assumptions, and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the possible failure of one or more governmental, corporate, or other entities to make scheduled debt payments or satisfy other obligations; the potential or actual downgrading by one or more rating agencies of our securities or governmental, corporate, or other securities we hold; the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including reinsurers and other counterparties to certain financial transactions; the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to attract and retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for the introduction of products to new jurisdictions and for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments at the state and federal levels, including, but not limited to, matters relating to vehicle and homeowners’ insurance, health care reform and tax law changes; the outcome of disputes relating to intellectual property rights; the outcome of litigation or governmental investigations that may be pending or filed against us; weather conditions (including the severity and frequency of storms, hurricanes, floods, snowfalls, hail, and winter conditions); changes in driving patterns; our ability to accurately recognize and appropriately respond in a timely manner to changes in frequency and severity trends; technological advances; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions, and safeguard personal and sensitive information in our possession; our continued access to and functionality of third-party systems that are critical to our business; court decisions, new theories of insurer liability or interpretations of insurance policy provisions, and other trends in litigation and health care and auto and property repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding claims activity becomes known. Reported results, therefore, may be volatile in certain accounting periods.